UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

Glimcher Realty Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Glimcher Associate FAQ

In the below materials, we tried to answer questions we anticipated you might have about this change. Please feel free to reach out to your managers or members of the management team with any additional questions. We will do our best to answer all of your questions with the information we know today.

Thank you.

What will the new company be named?

The new company will be WP Glimcher and will trade under the ticker symbol “WPG.”

Who will be CEO?

Michael Glimcher will become Chief Executive Officer of WP Glimcher. Mark Ordan, the current CEO of Washington Prime, will assume the role of Executive Chairman of the Board of WP Glimcher.

Where will the company be based?

The company will be based in Columbus, Ohio.

What will the new board of directors look like?

The newly constituted Board of Directors will include representation from each of the two companies. Two current Glimcher Trustees, Michael Glimcher and one other trustee still to be named, will be added to WPG’s Board of Directors resulting in a total of nine members.

What will be our total gross leasable area?

Combined, we expect to have approximately 68 million square feet of gross leasable area.

How many states will we be in after the deal closes?

Upon completion of the transaction, the combined company will have properties in 29 states.

How many assets will we have in total?

In total, WP Glimcher will own 119 properties.

Will this announcement have an immediate effect on day-to-day operations at Glimcher?

No — today’s announcement will have no impact on our day-to-day operations and it remains business as usual at Glimcher. Until we complete the transaction, Glimcher and WPG will continue to operate as independent companies.

Will I lose my job?

Our people and our current platform are important to this deal. We do not plan any layoffs as a result of this change, and instead expect to add approximately 50 new associates to provide additional support to the new portfolio.

Will my benefits change?

Until the merger transaction is completed, which we expect will occur in 2015, we will continue to operate as separate companies so our current benefits platform will remain in place. Your benefit programs will remain the same through the end of 2014 and may be modified slightly in 2015 based on the insurance contract renewals.

What will happen to my current shares of Glimcher stock?

If you are a shareholder of GRT stock, your stock will be converted into the right to receive a portion of cash and a portion of newly issued WPG shares upon closing of the merger transaction.

What will happen to my Glimcher stock options?

If you have unexercised option grants for GRT stock then they will be converted into a certain number of vested options for WPG stock upon closing of the merger transaction.

What should I say if contacted by people outside the company?

Except for certain company executives, no one is authorized to speak publicly or communicate externally about this announcement on the company’s behalf as there are strict regulations and requirements around disclosing information. Media inquiries should be directed to Karen Bailey at kbailey@glimcher.com or 614-887-5847.

Who is Washington Prime Group?

WPG is a shopping center REIT that owns and manages more than 95 shopping centers totaling more than 50 million square feet of gross leasable area.

Why did we decide to sell the company?

We are excited about formation of WP Glimcher. We believe a larger portfolio and premier balance sheet combined with our current team will make us one of the top shopping center REITs in the U.S.

Is the asset focus going to change?

As a combined company, we believe we have the ability to be a premier shopping center REIT, based on our high quality balance sheet, our diverse asset mix of more than 100 assets and a team that has proven to generate results. While our asset mix may change, it’s these factors that will set us up for growth and make us a higher quality company in the future.

When will the deal close?

We expect the deal to close in the first quarter of 2015.

Why would we sell two of our top assets?

The decision to sell Jersey Gardens and University Park Village was part of the merger process. We believe we were able to attain very favorable pricing for these assets that further solidifies the high quality of our balance sheet.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of WPG and GRT concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG and GRT, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s and GRT’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG or GRT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: the ability to obtain the approval of the merger by GRT’s shareholders; the ability to satisfy the conditions to the transactions on the proposed terms and timeframe; the possibility that the transactions do not close when expected or at all; the ability to finance the transactions; the ability to successfully operate and integrate WPG’s and GRT’s businesses and achieve cost savings; the effect of the announcement of the transactions on the WPG’s or GRT’s relationships with their respective tenants, lenders or other business parties or on their operating results and businesses generally; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s and GRT’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s and GRT’s periodic reports filed with the Securities and Exchange Commission, including WPG’s and GRT’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and WPG and GRT undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Additional Information and Where to Find It

In connection with the proposed transaction, WPG will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of GRT and a prospectus of WPG, and GRT will file other documents with respect to WPG’s proposed acquisition of GRT. GRT plans to mail the definitive proxy statement/prospectus and a form of proxy to its shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WPG, GRT, THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about WPG and GRT, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from WPG by accessing WPG’s website at investors.washingtonprime.com under the heading “Financial Information” and then under “SEC Filings” or from GRT by accessing GRT’s website at investor.glimcher.com under the heading “Financial Information” and then under “SEC Filings.” Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Washington Prime Group Inc., 7315 Wisconsin Avenue, Bethesda, Maryland 20814, Attention: Investor Relations, Telephone: 240-630-0021 or to Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, Attention: Investor Relations, Telephone: 614-887-5632.

Participants in Solicitation Relating to the Merger

WPG, GRT and their respective directors or trustees and executive officers and other persons may be deemed to be participants in the solicitation of proxies from GRT’s shareholders in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from GRT’s shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in GRT is set forth in WPG’s Registration Statement on Form 10-12(b), GRT’s Annual Report on Form 10-K for the year ended December 31, 2013, and GRT’s Proxy Statement on Schedule 14A, dated March 28, 2014, which are filed with the SEC. Additional information regarding the interests of WPG’s or GRT’s directors or trustees and executive officers in the proposed transactions, which may be different than those of GRT’s shareholders generally, will be contained in the proxy statement/prospectus and other relevant documents when filed with the SEC in connection with the proposed transactions.